                                                              Exhibit 99 (a)

                           BANK OF GRANITE CORPORATION
     ----------------------------------------------------------------------
For Release:
                                                        IMMEDIATE RELEASE
                                                        September 25, 1998

            BANK OF GRANITE'S EARNINGS WILL DECLINE IN THIRD QUARTER
            --------------------------------------------------------
                               BECAUSE OF LOAN LOSS
                               --------------------
     (Granite Falls, N.C.) Bank of Granite Corporation (Nasdaq--GRAN) announced today that third quarter earnings will decline due to a before tax charge of approximately $3,140,000, amounting to $1,884,000, or 16.5 cents per share, after tax.
     According to John A. Forlines, Jr., Chairman and CEO, the charge will result from increasing the banks loan loss reserves because of the inability of one of the banks borrowers to repay loans which the bank had made for a period extending over several years. The bank had hoped that this company's business would improve and the company, a textile related plant, was even showing positive cash flows in mid-summer, but the cash flows proved to be short-lived.
     "We tried to give them every opportunity to generate positive cash flow," said Forlines. He added that the bank decided it was prudent to recognize all of this charge in the third quarter. "It did not seem right to deplete our bad debt reserves in view of the size of this exposure," said Forlines.
He said, depending on the realizable value of the plants assets and orders in process, the bank may ultimately recover an undetermined amount of the loss which will be booked as a recovery in the period in which it is received. He said any recovery may be influenced by economic or other factors.
     Mr. Forlines said that as a result of this loss, he expects third quarter earnings to decline, meaning that the banks record of consecutive quarterly earnings increases will be broken. Bank of Granite, one of the soundest and most profitable banks in the United States, has had sixty-two consecutive quarters in which earnings exceeded those in the comparable quarter of the preceding year, covering a period of fifteen and one half years, as of June 30, 1998. He said the bank expects to report its third quarter earnings on or about October 13.
     Bank of Granite will pay its 177th consecutive quarterly dividend on October 30. 1998 marks 45 years of consecutive dividend increases, believed to be a record for any United States bank.

                                   * * * * *

Bank of Granite Corporation
P.O. Box 128, Granite Falls, NC 28630 www.bankofgranite.com
For further information, contact Kirby A. Tyndall, Senior Vice President and Chief Financial Officer at (828) 496-2026, FAX (828) 496-2116 or
Internet: ktyndall@bankofgranite.com



Bank of Granite Corporation, Form 8-K, September 29, 1998, page 5 of 5